Exhibit 99.1

Tiffany Confirms Receipt of Unsolicited, Non-Binding Proposal from LVMH

Tiffany Shareholders Advised to Take No Action Pending Board Review

NEW YORK, October 28, 2019 — Tiffany & Co. (NYSE:TIF) today confirmed it has received an unsolicited, non-binding proposal from LVMH Moet Hennessy – Louis Vuitton to acquire Tiffany for $120 per share in cash.

While the parties are not in discussions, Tiffany’s Board of Directors, consistent with its fiduciary responsibilities, is carefully reviewing the proposal, with the assistance of independent financial and legal advisors, to determine the course of action it believes is in the best interests of the Company and its shareholders. Tiffany shareholders need take no action at this time.

Tiffany is successfully executing on its business plan and remains focused on achieving its goal of becoming The Next Generation Luxury Jeweler.

Centerview Partners and Goldman Sachs are serving as financial advisors to Tiffany and Sullivan & Cromwell is serving as Tiffany’s legal advisor.

About Tiffany & Co.:

In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century its fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories – including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the company’s workshops, realizing its commitment to superlative quality. The company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omni-channel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit tiffany.com.

Jason Wong

(973) 254-7612

jason.wong@tiffany.com